Exhibit 99.1

CYBER ENVIRO-TECH, INC. ANNOUNCES RESIGNATION OF DIRECTOR

PR Newswire

SCOTTSDALE, AZ, Dec. 22, 2023

SCOTTSDALE, AZ, Dec. 22, 2023 /PRNewswire/ -- Cyber Enviro-Tech, Inc. (OTC Pink: CETI) today announced that Markham Broughton, a Director of the Company, resigned from his position as Director effective December 18, 2023.

Kim D. Southworth co-founder and CEO of CETI acknowledged Mr. Broughton’s desire to continue to provide assistance to the Company stating, “While Mark has stepped down from his position on the Board to pursue other opportunities, he is still graciously offering his services as needed. As a shareholder, he’d like to see CETI continue to prosper.”

Additional information can be found in the Form 8-K that to be filed today with the U.S. Securities and Exchange Commission.

ABOUT CYBER ENVIRO-TECH, INC. CETI is an environmentally driven aggregator of Water Science Technologies to make water usage & consumption safer, more efficient, and less expensive. Our initial emphasis is on the oil and gas industry. The Company can remediate a wide range of water contamination issues generated by the production of oil & gas. The Company also employs innovative, proprietary equipment and processes for increased oil production. We do this by applying 4th Industrial Revolution technologies to greatly simplify the mechanics of oil extraction while radically reducing labor, and water truck usage, optimizing oil recovery, plus the ability to monitor activity with instant data and metrics.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts constitute forward-looking statements. Forward-looking statements may include, without limitation, financial projections, statements regarding the plans and objectives of management for current and future operations, the development, regulatory approvals and commercialization of the Company's products, or any of the Company's proposed services, systems, services, licensing arrangements, joint ventures, partnerships or acquisitions. Such forward-looking statements are not meant to predict or guarantee actual results and performance and actual events or results may differ considerably. Factors that may cause actual results to differ materially from any projections may include, without limitation, delays in the Company's development of its products and services, the inability to obtain additional financing, the impact of significant new or changing government regulation on the industry, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company's general failure to effectively implement the Company's business plans or strategies. The Company assumes no obligation to update any forward-looking statements to reflect any change in events or circumstances that may arise after the date of this release.

CONTACT:
Winston McKellar,
Dir of IR/PR
Cyber Enviro-Tech, Inc.
6991 E. Camelback Rd., Suite D-300
Scottsdale, AZ 85251
866.687.6856
Email:  info@cyberenviro.tech
www.cyberenviro.tech